Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 16, 2020
Registration Statement Nos. 333-225949 and
333-225949-06

*Full Pricing* US$2,105.65 million Ford Prime Auto Loan (FORDO 2020-B)

Active Joint Lead Managers: Citi (str.), Lloyds, and SMBC

Passive Joint Lead Managers: Mizuho and Wells Fargo

Co-Managers: UniCredit and Banco Bradesco

Selling Group: Academy Securities, CastleOak Securities, and Siebert Williams Shank

CLS	AMT($MM)	WAL	F/S	WNDW	L.FINL	BENCH	SPRD	YLD	CPN	$PX
A-1	$411.540	0.26	F1+/A-1+	1-6	7/15/2021	iLIB+	-5	0.26275	0.26275	100.00000
A-2	$685.900	0.99	AAA/AAA	6-18	2/15/2023	EDSF+	20	0.505	0.50	99.995600
A-3	$686.130	2.19	AAA/AAA	18-36	10/15/2024	iSwp+	30	0.567	0.56	99.986210
A-4	$216.800	3.35	AAA/AAA	36-43	11/15/2025	iSwp+	50	0.792	0.79	99.997700
B	$ 63.160	3.57	AA/AA+	43-43	1/15/2026	iSwp+	90	1.202	1.19	99.968550
C	$ 42.120	3.57	A/AA	43-43	12/15/2026	iSwp+	175	2.052	2.04	99.988720

Settle	:	6/19/20	Registration	:	SEC Registered
First Pay Date	:	7/15/20	ERISA Eligible	:	Yes
Expected Ratings	:	Fitch, S&P	Min Denoms	:	$1k x $1k
Ticker	:	FORDO 2020-B	Pxing Speed	:	1.3 ABS to 10% Call
Bill & Deliver	:	Citi

Available Information:
* Documents	:	Preliminary Prospectus, Ratings FWP
* Intex Deal Name	:	XFAOT20B Password: V4Y6

CUSIPS/ISIN	:
A-1	:	34533G AA7 / US34533GAA76
A-2	:	34533G AB5 / US34533GAB59
A-3	:	34533G AD1 / US34533GAD16
A-4	:	34533G AE9 / US34533GAE98
B	:	34533G AF6 / US34533GAF63
C	:	34533G AG4 / US34533GAG47

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